Exhibit 23.1

January 28, 2008

Board of Directors
Xedar Corporation
8310 South Valley Hwy., Suite 220
Englewood, Colorado 80112

OPINION RE: LEGALITY

Dear Sirs:

We have acted as counsel to Xedar Corporation, a Colorado corporation (the "Company"), in connection with the preparation, execution and filing with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (as amended through the date hereof, the "Registration Statement"), with respect offer and sale of up to 1,500,000 shares of the Company's common stock, no par value (the "Shares"), which may be issued under and pursuant to the  terms of the Xedar Corporation 2007 Equity Incentive Plan (the "2007 Plan").  This opinion is furnished to you for filing with the Commission pursuant to Item 601(b)(5) of Regulation S-B promulgated under the Act.

In our representation of the Company, we have examined (1) the Registration Statement; (2) the Company's Articles of Incorporation and Bylaws, as amended; (3) the resolutions of the Company's Board of Directors as recorded in the Company's minute book; and (4) such other documents and instruments as we have considered necessary for the purposes of rendering the opinion expressed below.

Based upon the foregoing, we are of the opinion that the Shares that are the subject of the Registration Statement and which may be issued by the Company pursuant to the 2007 Plan, upon due execution by the Company and its transfer agent of any certificates representing such Shares and the issuance of such Shares in accordance with the terms of the Plan (including receipt by the Company of any consideration to be paid in connection with the issuance of such Shares), such Shares shall have been duly authorized, validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the laws of Colorado, including all statutory provisions, all applicable provisions of the Colorado Constitution, and all reported judicial decisions interpreting those laws and the Act.

January 28, 2008
Opinion Re: Legality

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

CASTLE MEINHOLD & STAWIARKSI, LLC

By:  /s/ Lawrence E. Castle
Lawrence E. Castle